Exhibit 99.1

Shepherd’s Finance, LLC Reports 2023 Results

JACKSONVILLE, FL – March 22, 2024 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the year ended December 31, 2023.

2023 Overview

During 2023, the Company continued to focus on the reduction of non-interest earning assets. As of December 31, 2023, loans classified as non-accrual were 17 or approximately $5.5 million compared to 14 or approximately $7.2 million as of December 31, 2022. In addition, as of December 31, 2023 and 2022 we had 1 foreclosed asset or approximately $0.1 million and 3 or approximately $1.6 million, respectively. While the count of impaired assets remained almost the same, the dollars invested in those assets reduced by $2.8 million during 2023.

The Company continues to lose interest income on assets that do not accrue interest. During the year ended December 31, 2023 the estimated loss on interest income related to impaired and foreclosed assets was approximately $0.8 million. Looking ahead, we expect to continue to lose interest income on nonearning assets; however, we expect credit losses to decrease in 2024 as compared to 2023

While the Company continues to face risks as it relates to the economy and the homebuilding industry, management has decided to focus on the following during 2024:

1.	Continue to manage the balance of non-interest-bearing assets, which includes foreclosed real estate and non-accrual assets.
2.	Maintain sales - we will increase our focus on fix and flips as a percentage of sales.
3.	Lower SG&A expenses.
4.	Slightly increase margin, as compared to our current spread.
5.	Maintain liquidity at a level sufficient for loan originations.
6.	Reduce credit loss and impairment expense.

During 2024, the housing market in most of the areas in which we do business will likely increase as compared to the same period of time in 2023 due to the already reduced long term mortgage interest rates, and an anticipated continuing reduction of those rates as a result of short-term interest rate cuts by the Federal Reserve Bank. We should experience no further losses from our COVID-19 loans, as the final balances of those loans were either paid off or written off in 2023, so we expect total credit losses for 2024 to be lower than 2023. There is a risk if mortgage rates continue to drop that many homeowners in existing low-rate mortgages will decide to “move up” and sell their low mortgage rate home, flooding the market with homes. Offsetting that risk is the fact that they will also increase demand for homes as they will need one to live in. Rents may become less affordable vs. owing a home, which helps our customer. While we don’t anticipate the market flooding to negatively impact us, there is little history to go by and this might cause housing prices to drop steeply, which will hurt our existing loans and also reduce new loan production.

2023 Financial Highlights

●

Interest and Fee Income – Interest and fee income on loans increased approximately $1.3 million, or 13.1%, to approximately $11.6 million for the year ended December 31, 2023, compared to the same period of 2022.

●	Net income – The Company had net income of approximately $2.6 million for the year ended December 31, 2023 compared to approximately $1.8 million for the same period of 2022, an increase in net income of approximately $0.8 million.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “We continued to improve our profitability in 2023. We are working to maintain or increase profit in 2024 through our continued efforts in sales and margin, and our focus on the reduction of credit losses; however, we are unsure how current interest, inflation and global security concerns may impact the Company. We appreciate the continued support of our investors.”

Results of Operations

●	Credit Loss Provision

Effective January 1, 2023, we adopted ASC 326, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which replaced the incurred loss methodology for determining our provision for credit losses and allowance for credit losses with the current expected credit loss (“CECL”) model. Upon the adoption of ASC 326 the total amount of the allowance for credit losses (“ACL”) on loans estimated using the CECL methodology increased approximately $0.2 million compared to the total amount of the allowance recorded using the prior incurred loss model.

Credit loss provision (expense throughout the year) was approximately $0.7 million and approximately $0.9 million for the years ended December 31, 2023 and 2022, respectively.

The allowance for credit losses at December 31, 2023 was approximately $0.7 million which primarily consisted of approximately $0.3 million for loans without specific reserves and approximately $0.4 million for loans with specific reserves.

The allowance for credit losses at December 31, 2022 was approximately $2.5 million which primarily consisted of approximately $0.3 million for loans without specific reserves, approximately $0.2 million for loans with specific reserves and approximately $2.0 million for specific reserves due to the impact of COVID-19.

●	Non-Interest Income

Gain on Sale of Foreclosed Assets

During the years ended December 31, 2023 and 2022, we recognized less than $0.1 million and approximately $0.1 million, respectively, as a gain on the sale of foreclosed assets which related to the sale of one and two foreclosed assets during 2023 and 2022, respectively.

Gain on Sale of Real Estate Investments

During the year ended December 31, 2023 and 2022, the Company sold two and no real estate investment assets and recognized a gain on the sale of less than $0.1 million and $0 million, respectively.

Dividend Income

During January 2021, we invested approximately $0.5 million in Series A Preferred Units in Benjamin Marcus Homes, LLC. During March 2023, we redeemed 100% of our ownership in the Series A Preferred Units at Benjamin Marcus Homes, LLC. During the year ended December 31, 2023 and 2022, $0 and less than $0.1 million of dividend income was recognized related to the Series A Preferred Units investment, respectively.

Other Income

During the year ended December 31, 2023 and 2022, we consulted for one and two of our construction and development loan customers, respectively, which included accounting guidance and recognized approximately $0.1 million and approximately $0.2 million in other income. We anticipate to continue our consulting services to our customers on an as needed basis during 2024.

●	Non-Interest Expense

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased less than $0.1 million to approximately $2.7 million for the year ended December 31, 2023 compared to $2.7 million for the same period of 2022 due primarily to salaries and related expense.

Impairment Loss on Foreclosed Assets

During both years ended December 31, 2023 and 2022, we recognized less than $0.1 million for losses on impairment of foreclosed assets.

Loss on the Sale of Foreclosed Assets

During December 31, 2023 the loss on the sale of one foreclosed asset was less than $0.1 million. No loss on the sale of foreclosed assets was recognized in 2022.

Balance Sheet Management

Cash, Cash Equivalents and Restricted Cash

We try to avoid borrowing on our lines of credit from affiliates. To accomplish this, we must carry some cash for liquidity. This amount generally grows as our Company grows. As of December 31, 2023 and 2022, our cash and cash equivalents were approximately $3.5 million and $3.0 million, respectively, and our restricted cash was approximately $0 and $1.2 million, respectively.

During 2022, we received two deposits for one of our sold real estate assets which was deemed restricted until construction on the home was completed.

Loans Receivable, net

Loans receivable, net totaled approximately $58.1 million and $56.7 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, we had 17 impaired loans in the aggregate amount of approximately $5.5 million and 14 impaired loans in the aggregate amount of approximately $7.2 million that were not paying interest, respectively.

Foreclosed Assets

As of December 31, 2023, foreclosed assets decreased approximately $1.5 million to approximately $0.1 million compared to approximately $1.6 million for the same period of 2022.

Notes Payable Secured, net of deferred financing costs

Notes payable secured, net decreased approximately $1.7 million to approximately $21.5 million as of December 31, 2023 compared to approximately $23.2 million for the same period of 2022.

Notes Payable Unsecured, net of deferred financing costs

Notes payable unsecured, net increased approximately $1.7 million to approximately $31.8 million as of December 31, 2023 compared to approximately $30.1 million for the same period of 2022. A significant portion of our notes payable unsecured, net includes notes from our public offerings, constituting approximately $20.6 million and approximately $21.2 million as of December 31, 2023 and 2022, respectively.

Redeemable Preferred Equity

During March 2023, the Company redeemed 100% of the outstanding Series B Preferred Units constituting 19 units, at a redemption price of approximately $1.9 million. As of December 31, 2023 and 2022, the Hoskins Group owned a total of 0 and 19 Series B Preferred Units, which were issued for a total of $0 and approximately $1.9 million, respectively.

Members’ Capital

During March 2023, the Company issued 17,371 Class A Common Units for approximately $1.5 million. As of December 31, 2023 and 2022, Class A Common Units outstanding were 20,000 and 2,629, respectively.

On October 1, 2023, the Company entered into restricted unit agreements with Executive Vice President of Sales and the Chief Financial Officer, pursuant to which the Company issued 200 restricted common units to each.

As of December 31, 2023 and 2022, 14 and 0 restricted common units vested and 386 and 0 restricted common units were outstanding, respectively. In addition, stock compensation expense was less than $0.1 million $0 as of December 31, 2023 and 2022, respectively.

Interest Rates for the Subordinated Notes Program

Shepherd’s offers the following interest rates for its public notes offering, effective as of December 11, 2023:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	8.00%	8.30%	17.29%
36 Months	8.50%	8.84%	28.93%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.005 plus 1 which is 1.005, and then multiply 1.005 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48-month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083 plus 1 which is 1.0083, and then multiply 1.0083 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield to Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2023, Shepherd’s Finance, LLC had approximately $58.1 million in loan assets with 225 construction and 11 development loans in 20 states with 62 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time-to-time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2023, and 2022

(in thousands of dollars)	2023	2022

Assets
Cash and cash equivalents	$3,522	$2,996
Restricted cash	-	1,200
Accrued interest receivable	1,171	670
Loans receivable, net	58,130	56,650
Real estate investments	435	660
Foreclosed assets, net	130	1,582
Premises and equipment	828	852
Other assets	618	862
Total assets	$64,834	$65,472
Liabilities, Redeemable Preferred Equity, and Members’ Capital
Customer interest escrow	$292	$766
Accounts payable and accrued expenses	609	650
Accrued interest payable	3,861	2,921
Notes payable secured, net of deferred financing costs	21,519	23,173
Notes payable unsecured, net of deferred financing costs	31,786	30,110
Due to preferred equity member	-	47
Total liabilities	$58,067	$57,667

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$4,773	$5,725

Members’ Capital
Series B preferred equity	-	1,900
Class A common equity	1,994	180
Members’ capital	$1,994	$2,080

Total liabilities, redeemable preferred equity and members’ capital	$64,834	$65,472

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2023 and 2022

(in thousands of dollars)	2023	2022

Net Interest Income
Interest and fee income on loans	$11,554	$10,220
Interest expense:
Interest related to secured borrowings	2,263	2,134
Interest related to unsecured borrowings	3,261	2,972
Interest expense	$5,524	$5,106

Net interest income	6,030	5,114

Less: Credit loss provision	737	930
Net interest income after credit loss provision	5,293	4,184

Non-Interest Income
Gain on sale of foreclosed assets	$8	$101
Gain on sale of real estate investments	10	–
Dividend income	–	62
Other income	80	154
Total non-interest income	$98	$317

Income	5,391	4,501

Non-Interest Expense
Selling, general and administrative	$2,696	$2,683
Depreciation and amortization	81	56
Loss on the sale of foreclosed assets	34	–
Impairment loss on foreclosed assets	2	2
Total non – Interest expense	2,813	2,741

Net income	$2,578	$1,760

Net income attributable to preferred equity holders	584	826

Net income attributable to common equity holders	$1,994	$934